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                                                                    EXHIBIT 99.1



TALX Completes Acquisition of Ti3, Inc.

(St. Louis - July 3, 2001) - TALX Corporation (NASDAQ: TALX) announced today that it completed its previously announced acquisition of Ti3, Inc., a Texas corporation, on July 2. Ti3 is an application service provider primarily for the staffing industry utilizing interactive voice response and Internet technologies. TALX believes the services provided by Ti3 are complementary to its services and will allow TALX to expand its application services offerings. During the year ended March 31, 2001, Ti3 generated revenue of $3.6 million and pre-tax earnings of $172,000.

TALX paid the Ti3 shareholders approximately $50,000 in cash and issued to them 341,854 shares of TALX common stock, for an aggregate value of $11.8 million, based on recent average trading prices for TALX common stock. Of the shares issued, 34,187 were placed in a one-year escrow to support Ti3 shareholder indemnification obligations. TALX may make additional payments to Ti3 shareholders depending upon Ti3's financial performance in the 12 months immediately after the closing and utilization of Ti3's tax-loss carry-forwards during such period. The shares of TALX common stock issued to Ti3 shareholders were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements, although the Ti3 shareholders also received certain registration rights starting in January 2002. The transaction will be accounted for using purchase accounting.

TALX Corporation is a leading application service provider (ASP) for HR, benefits, and payroll employee services. TALX hosts applications that empower employees to complete transactions independently utilizing the Web, interactive voice response, speech recognition, fax and e-mail. Based in St. Louis, Missouri, TALX Corporation's common stock trades on the NASDAQ Stock Market(R) under the symbol TALX. For more information call 1-800-888-8277 or visit the company's Web site at www.talx.com.

Statements in this press release expressing the expectations of management may be forward-looking and involve uncertainties. TALX risk factors are detailed in documents filed with the Securities and Exchange Commission.